Sub-Item 77C: Submission of matters to a vote of security holders

Shareholder Meeting Results (Unaudited)

The following proposals were addressed and approved at the Annual Meeting of the Shareholders of The Hartford Income Shares Fund, Inc. (the “Company”) held on January 13, 2009:

1.  Proposal to elect a Board of Directors consisting of the following ten nominees:  Lynn S. Birdsong, Robert M. Gavin, Duane E. Hill, Sandra S. Jaffee, William P. Johnston, Phillip O. Peterson, Lemma W. Senbet, Thomas M. Marra, Lowndes A. Smith and John C. Walters.

      Affirmative  Withheld
L. S. Birdsong    10,293,104.139 509,148.842
R. M. Gavin     10,325,282.762 476,970.219
D. E. Hill     10,317,485.943 484,767.038
S. S. Jaffee    10,322,447.658 479,805.323
W. P. Johnston    10,294,318.626 507,934.355
P. O. Peterson    10,292,954.074 509,298.907
L. W. Senbet    10,323,668.670 478,584.311
T. M. Marra     10,333,609.234 468,643.747
L. A. Smith     10,300,732.793 501,520.188
J.C. Walters    10,333,939.234 468,313.747

2.  Proposal to ratify the selection by the Board of Directors of the Company of Ernst and Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2009.

      Affirmative  Against   Abstain
 Selection of Ernst & Young LLP     10,466,851.943    200,462.287   134,938.751